Exhibit 99.1

FOR IMMEDIATE RELEASE

CKX, INC.

Media Contact: Sean Cassidy
212-981-5233

Ed Tagliaferri
212-981-5182

Robert Zimmerman
212-981-5118

CKX Announces New American Idol Agreements with

FOX and SonyBMG

FOX Guarantees At Least Four Additional Seasons of Hit Television Show;

SonyBMG to Continue to Serve as Record Label for Idol Artists

New York, New York – November 29, 2005 – 19 Entertainment Limited, a wholly-owned subsidiary of CKX, Inc. (NASDAQ: CKXE), together with Simon Cowell, Fox Broadcasting, FremantleMedia and SonyBMG, issued a joint announcement today confirming they had reached agreements that will guarantee at least four, and as many as six, more seasons of American Idol beginning with American Idol 5, which is set to air starting in January 2006. As part of the deal, Fox announced that it had reached an agreement with Cowell to keep him on the hit series for at least five additional seasons.

Though the specific financial terms of the new agreements were not disclosed in the joint announcement, 19 Entertainment did confirm the following elements of the deal:

•                  Under the terms of the new agreement with FOX, 19 Entertainment and FremantleMedia will receive a significantly increased license fee per season from FOX, reflective of the previously announced increases in advertising rates for the coming season.  Additionally, 19 Entertainment will receive an annual payment tied to its recording agreement with SonyBMG.

•                  In addition to guaranteeing at least four more seasons, the agreement provides for an automatic renewal for up to two additional seasons upon the show achieving certain readily obtainable minimum ratings in the fourth and potential fifth years of the deal.

•                  Commencing with American Idol 5, FOX, whose parent company News Corp. has recently announced substantial investment in internet-based properties, will, at its own expense, build and host americanidol.com, which is expected to become the show’s official website. 19 Entertainment, FremantleMedia and FOX will work together to develop content for the website, and will share the revenue generated under an agreed upon formula.  19 Entertainment and FremantleMedia, however, retain the exclusive right to develop and offer premium services on the website.

•                  19 Entertainment and FremantleMedia have granted to FOX certain wireless telephony rights, including show-related or inspired ringtones, realtones and video footage.  The parties will share the revenue generated from exploitation of these rights under an agreed upon formula.

•                  FOX has agreed to pick-up at least two original shows produced jointly by 19 Entertainment and FremantleMedia over the next five years. This is in addition to FOX’s recent decision to renew 19 Entertainment’s summer hit So You Think You Can Dance?.

•                  19 Entertainment and FremantleMedia will produce certain agreed upon shoulder programming to be broadcast on the Fox Reality Channel and the TV Guide channel.

•                  SonyBMG will continue as the designated record label for winning American Idol contestants and 19 Entertainment will receive from SonyBMG a larger percentage of the revenue from the sales of recorded music from future American Idol artists.

For more detailed information regarding the agreements see CKX’s Current Report on Form 8-K, which may be obtained at www.ckx.com or at the SEC’s web site at www.sec.gov.

CKX acquired 19 Entertainment and its rights to American Idol in March of this year hoping to capitalize on the increase in the demand for globally recognized entertainment properties such as American Idol, resulting from advances in personalized distribution methods that allow consumers to exert greater control over the timing and method of content consumption.  CKX believes the best evidence of this trend are the new agreements with FOX and SonyBMG and CKX’s increased share of the revenue produced by American Idol.

In response to the joint announcement, Robert F.X. Sillerman, the Chairman and Chief Executive Officer of CXK commented, “We believe the significant increase in our economic share from American Idol under these new agreements, and the unlimited potential offered by partnering with FOX on internet rights and wireless platforms shows the increasing value of content in a world of newly developing and more personalized methods of entertainment distribution. These deals substantiate everything we believed when we chose to focus on acquiring premier content and partnering with its creators.” Mr. Sillerman added “With this important step behind us, we can now accelerate our plans for additional growth from our existing properties and through additional partnerships and acquisitions.”

Commenting on the new agreement with FOX, Simon Fuller, creator of American Idol and the Chief Executive Officer of 19 Entertainment, said “We are extremely excited that FOX has recognized the phenomenon of American Idol by providing the unprecedented guarantee of at least four and up to six more seasons of the show.” Mr. Fuller continued “We look forward to working with FOX and our partners at Fremantle to build upon the success of the show and expand the American Idol content and brand into the evolving worlds of internet and mobile content distribution.”

19 Entertainment also announced that it has settled its outstanding litigation with Simon Cowell and FremantleMedia. While the specific terms of the settlement remain confidential, 19 Entertainment confirmed that it will receive a minority interest in certain intellectual property and programming related to the X-Factor television program as well as other specified rights with respect to the show.

About CKX, Inc.

CKX, Inc., a company controlled by Robert F.X. Sillerman and affiliates, is engaged in the ownership, development and commercial utilization of entertainment content. To date, the company has focused on acquiring globally recognized entertainment content and related assets, including the rights to the name, image and likeness of Elvis Presley, the operations of Graceland and proprietary rights to the IDOLS television brand, including the American Idol series in the United States, the Pop Idol series in the United Kingdom and local adaptations of the IDOLS television show format which, collectively, air in over 30 countries around the world. We plan to continue to make strategic acquisitions of, or partner or align with, companies or individuals that control various forms of established entertainment content, which may include intellectual property rights in music, film, television programming, written works and characters, rights to names, images and likenesses, video games, corporate brands and other related assets For more information about CKX, Inc., visit our corporate website at www.ckx.com.

About 19 Entertainment

19 Entertainment, based in the United Kingdom, is a leading creator and producer of entertainment properties, including American Idol in the United States, Pop Idol in the United Kingdom, as well as versions of the Idol format in more than 30 countries around the world.  The company has recording contracts with and/or manages or has managed former American Idol and Pop Idol participants, such as Carrie Underwood, Bo Bice, Kelly Clarkson, Clay Aiken, Ruben Studdard and Fantasia as well as some of the world’s best-known musicians and other artists, including the Spice Girls, Annie Lennox and S Club 7.  19 Entertainment created and co-produces the hit television show So You Think You Can Dance? which aired on Fox during the summer of 2005 and was the number one rated show in its time slot. The company has also entered into an exclusive global joint venture with David Beckham, one of the most recognized athletes in the world, and Victoria Beckham, an influential symbol in both the fashion and music worlds.

###